EXHIBIT 12 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                              June 30,                             Year Ended

                                          2000       1999        1999       1998      1997       1996       1995
Income before income
  taxes, equity in earnings of non-
  consolidated affiliates and
  extraordinary item                       40,702    172,799    220,213    117,922    104,077     71,240     49,817
Dividends and other received from
  nonconsolidated affiliates                  920     10,539      7,079      9,168      4,624     10,430      1,432

Total                                      41,622    183,338    227,292    127,090    108,701     81,670     51,249

Fixed Charges
Interest expense                          125,460     78,842    192,321    135,766     75,076     30,080     20,752
Amortization of loan fees                     156        649      1,970      2,220      1,451        506      1,004
Interest portion of rentals                40,536      9,627     24,511     16,044      6,120        424        361

Total fixed charges                       166,152     89,118    218,802    154,030     82,647     31,010     22,117

Preferred stock dividends
Tax effect of preferred dividends              --         --         --         --         --         --         --
After tax preferred dividends                   -          -          -          -          -          -          -
Total fixed charges and
  preferred dividends                     166,152     89,118    218,802    154,030     82,647     31,010     22,117

Total earnings available for
 payment of fixed charges                 207,774    272,456    446,094  281,120    191,348
112,680                                    73,366
Ratio of earnings to fixed
  Charges                                    1.25       3.06       2.04       1.83       2.32       3.63       3.32

Rental fees and charges                   202,678    120,333    306,393    200,550     76,500      5,299      4,510
Interest rate                                 20%         8%         8%         8%         8%         8%         8%


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